Contact:	Ruth Pachman/Michael Herley	David L. Toner
	Kekst and Company	Carver Bancorp, Inc.
	(212) 521-4800	(718) 676-8936

CARVER BANCORP, INC. REPORTS SECOND QUARTER FISCAL YEAR 2014 RESULTS

-- Fourth Consecutive Quarter of Positive Earnings Results --

New York, New York, November 4, 2013 Carver Bancorp, Inc. (the “Company”) (NASDAQ: CARV), the holding company for Carver Federal Savings Bank (“Carver” or the “Bank”), today announced financial results for its second fiscal quarter of 2014 ended September 30, 2013.

The Company reported net income of $342 thousand or basic and diluted earnings per share of $0.09 for the second quarter of its fiscal year ending March 31, 2014, compared to a net loss of $136 thousand or a loss per share of $0.04, for the prior year period. For the six months ended September 30, 2013, the Company reported net income of $753 thousand or basic and diluted earnings per share of $0.20, compared to a net loss of $499 thousand or a loss per share of $0.14 for the comparative prior year period.

Deborah C. Wright, Carver Bancorp Chairman and CEO said, “We are pleased to report our fourth consecutive quarter of positive earnings results. Our loan performance continued to improve, with non-performing assets declining 10% from the prior quarter and 58% year-over-year, and delinquencies declining 29% over the prior quarter to their lowest level since the economic downturn began.  Our net interest margin increased to 3.43%, as we saw growth in our loan portfolio for the first time in four years and our funding costs remained steady. While margins may be uneven over the next few quarters given interest rate volatility, our disciplined approach to lending and improving loan pipeline should positively impact our balance sheet. Our capital ratios continue to strengthen, with our Tier I leverage ratio increasing to 10.53% compared to 10.43% for the first quarter.”

Ms. Wright added: "We continue to see success in our innovative Carver Community Cash program, which now includes four self-service kiosks that offer on-site check cashing and bill payment service near shopping and residential complexes for consumers who do not have an account with Carver. For the first six months of fiscal 2014, Carver Community Cash added approximately 4,100 new enrollments, 40% of whom opened an account or expanded their banking relationship with Carver. Over the longer term, our expectation is that this initiative will expand our franchise, while diversifying our customer base and sources of fee income."

Statement of Operations Highlights

Second Quarter Results
The Company reported net income for the three months ended September 30, 2013 of $342 thousand compared to a net loss of $136 thousand in the prior year period. Primary drivers of improvement in net income over the prior year period loss was a negative provision in the current quarter versus higher non-interest expense partially offset by one-time New Market Tax Credit ("NMTC") fee income in the prior year period.
Net Interest Income
Interest income decreased $175 thousand, or 2.9%, to $5.9 million compared to $6.1 million for the prior year quarter, primarily attributable to a $42.5 million, or 10.3%, decrease in average loans. Although the average yield on loans increased 37 basis points to 5.67% from 5.30%, following a reduction in non-performing loans, a decrease in average loans reduced total interest income. The average yield on mortgage-backed securities fell 13 basis points to 1.96% from 2.09% as securities added to the portfolio carried lower yields than securities sold or paid down.
Interest expense decreased $276 thousand, or 22.0%, to $977 thousand compared to $1.3 million in the prior year quarter, following restructuring of certain long-term borrowings in the first quarter of the current fiscal year, and lower rates paid on money market accounts and certificates of deposits. The average rate on interest-bearing liabilities decreased 22 basis points to 0.79% for the quarter ended September 30, 2013.

Provision for Loan Losses
The Company recorded a $505 thousand negative provision for loan losses compared to a $560 thousand provision for the prior year quarter. Net charge-offs of $413 thousand were recognized compared to $2.8 million in the prior year period. Charge-offs in both periods were primarily related to impaired loans and loans moved to held-for-sale ("HFS").

Non-interest Income
Non-interest income decreased $857 thousand, or 35.2%, to $1.6 million in the second quarter, compared to $2.4 million for the prior year quarter. The decrease was due to $625 thousand in NMTC fees in the prior year period, and losses on sales of real estate owned and lower of cost or market adjustments on loans HFS in the current period.

Non-interest Expense
Non-interest expense decreased $291 thousand to $6.6 million, compared to $6.9 million in the prior year quarter. Non-interest expense was lower in all categories with largest decreases in data processing, as we consolidate vendor contracts, and net equipment expenses.

Income Taxes
The income tax expense was $16 thousand for the second quarter compared to $36 thousand in the prior year period.

Six Month Results
The Company reported net income of $753 thousand for the six months ended September 30, 2013, compared to a net loss of $499 thousand for the prior year period. This improvement was primarily driven by lower non-interest expenses over the prior year period.
Net Interest Income
Interest income decreased $757 thousand, or 6.2%, to $11.5 million for the six month period, compared to $12.3 million for the prior year period, primarily attributed to a $53.5 million, or 12.7%, decrease in average loans. The average yield on loans increased 27 basis points to 5.52% from 5.25%, which was directly related to a reduction in non-performing loans. The decline in average loan balances did, however, decrease total interest income on loans. The average yield on mortgage-backed securities declined 22 basis points to 1.89% from 2.11% during the prior year period, as higher yielding securities were sold or paid down, and replaced with lower yielding securities.
Interest expense decreased $586 thousand, or 22.8%, to $2.0 million, compared to $2.6 million for the prior year period, due to lower rates paid on money market accounts and certificates of deposits and restructuring of certain long-term borrowings in the first quarter. The average yield on interest-bearing liabilities decreased 21 basis points to 0.82% for the six months ended September 30, 2013.

Provision for Loan Losses
The Company recorded a $326 thousand provision for loan losses for the six month period, compared to $784 thousand for the prior year period. For the six months ended September 30, 2013, net charge-offs of $1.9 million were recognized compared to $4.2 million in the prior year period. Charge-offs in both periods were primarily related to impaired loans and loans that moved to HFS.

Non-interest Income
Non-interest income increased $332 thousand, or 9.8%, to $3.7 million for the six month period, compared to $3.4 million for the prior year period. The increase is attributable to gains on sale of securities and increases in the Bank's depository and loan fees, partially offset by NMTC fees in the prior year period.

Non-interest Expense
Non-interest expense decreased $1.6 million, or 12.2%, to $11.9 million, compared to $13.5 million in the prior year period. The decrease is attributed to lower expenses in most categories including a reduction of $705 thousand in reserves for losses associated with the repurchase of mortgage loans sold by the Bank to Fannie Mae and lower employee compensation expenses of $410 thousand following staff reductions.

Income Taxes
The income tax expense was $88 thousand for the six month period compared to $196 thousand in the prior year period.

Financial Condition Highlights
At September 30, 2013, total assets decreased $3.5 million, or 0.5%, to $634.8 million, compared to $638.3 million at March 31, 2013. The overall change was due to a decrease of $25.5 million in the investment portfolio, offset by increases in the loan portfolio, net of the allowance for loan losses, of $30.5 million.

Total investment securities decreased $25.5 million, or 20.3%, to $99.6 million at September 30, 2013, compared to $125.1 million at March 31, 2013. This change reflects a decrease of $28.8 million in available-for-sale securities, as the Company sold its lowest yielding securities to fund loan growth.

Net loans receivable increased $28.9 million, or 7.8%, to $399.0 million at September 30, 2013, compared to $370.1 million at March 31, 2013. The majority of the increase resulted from loan purchases, originations, refinancings and advances of $100.1 million, offset by $61.8 million of principal repayments and loan payoffs across all loan classifications. An additional $7.9 million in loans were transferred from held-for-investment to HFS and $1.3 million represented principal charge-offs associated with the move in loans to HFS.

HFS loans decreased $5.3 million, or 40.1%, to $7.9 million as the Company continued to take aggressive steps to resolve troubled loans. For the first six months of Fiscal 2014, $7.9 million in loans, net of charge-offs, were transferred into the HFS portfolio from the held-for-investment portfolio. This increase was offset by $13.0 million in sales and paydowns.

Total liabilities increased $1.5 million, or 0.3%, to $583.1 million at September 30, 2013, compared to $581.5 million at March 31, 2013, due to an increase in borrowings of $19.0 million, offset by reductions in deposits of $16.3 million.

Deposits decreased $16.3 million, or 3.3%, to $479.5 million at September 30, 2013, compared to $495.7 million at March 31, 2013, due primarily to decreases in certificates of deposit as the low interest rate environment led depositors to seek alternative investment opportunities for maturing deposits.

Advances from the Federal Home Loan Bank of New York (“FHLB-NY”) and other borrowed money increased $19.0 million, or 24.9%, to $95.4 million at September 30, 2013, compared to $76.4 million at March 31, 2013, as the Company increased short-term borrowings during the six month period.

Total equity decreased $5.0 million, or 8.8%, to $51.8 million at September 30, 2013, compared to $56.7 million at March 31, 2013. The majority of the decrease was due to $5.9 million in unrealized losses on investments caused by the spike in interest rates during the six month period.

Asset Quality
At September 30, 2013, non-performing assets totaled $27.0 million, or 4.2% of total assets, compared to $46.1 million or 7.2% of total assets at March 31, 2013, and $63.9 million or 10.0% of total assets at September 30, 2012. Non-performing assets at September 30, 2013 were comprised of $10.0 million of loans 90 days or more past due and non-accruing, $4.6 million of loans classified as a troubled debt restructuring, $3.6 million of loans that were either performing or less than 90 days past due that have been classified as impaired, $1.0 million of Real Estate Owned, and $7.9 million of loans classified as HFS.

The allowance for loan losses was $9.4 million at September 30, 2013, which represents a ratio of the allowance for loan losses to non-performing loans of 51.8% compared to 35.9% at March 31, 2013. The ratio of the allowance for loan losses to total loans was 2.4% at September 30, 2013, a decrease from 3.0% at March 31, 2013.

About Carver Bancorp, Inc.
Carver Bancorp, Inc. is the holding company for Carver Federal Savings Bank, a federally chartered stock savings bank, founded in 1948 to serve African-American communities whose residents, businesses, and institutions had limited access to mainstream financial services. Carver, the largest African- and Caribbean-American run bank in the United States, operates ten full-service branches in the New York City boroughs of Brooklyn, Manhattan, and Queens. For further information, please visit the Company's website at www.carverbank.com.

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, risks and uncertainties. More information about these factors, risks and uncertainties is contained in our filings with the Securities and Exchange Commission.

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	September 30,	March 31,
$ in thousands except per share data	2013	2013
ASSETS
Cash and cash equivalents:
Cash and due from banks	$95,841	$98,083
Money market investments	10,001	6,563
Total cash and cash equivalents	105,842	104,646
Restricted cash	6,556	10,666
Investment securities:
Available-for-sale, at fair value	87,222	116,051
Held-to-maturity, at amortized cost (fair value of $12,542 and $9,629 at September 30, 2013 and March 31, 2013, respectively)	12,419	9,043
Total investments	99,641	125,094

Loans held-for-sale (“HFS”)	7,854	13,107

Loans receivable:
Real estate mortgage loans	369,083	334,594
Commercial business loans	29,765	35,281
Consumer loans	193	247
Loans, net	399,041	370,122
Allowance for loan losses	(9,399)	(10,989)
Total loans receivable, net	389,642	359,133
Premises and equipment, net	8,243	8,597
Federal Home Loan Bank of New York (“FHLB-NY”) stock, at cost	4,226	3,503
Accrued interest receivable	2,530	2,247
Other assets	10,280	11,284
Total assets	$634,814	$638,277

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposits:
Savings	$95,435	$98,066
Non-interest bearing checking	54,839	58,239
NOW	25,962	25,927
Money market	115,484	113,259
Certificates of deposit	187,738	200,225
Total deposits	479,458	495,716
Advances from the FHLB-New York and other borrowed money	95,403	76,403
Other liabilities	8,195	9,423
Total liabilities	583,056	581,542

STOCKHOLDERS' EQUITY
Preferred stock (par value $0.01 per share: 45,118 Series D shares, with a liquidation preference of $1,000 per share, issued and outstanding)	45,118	45,118
Common stock (par value $0.01 per share: 10,000,000 shares authorized; 3,697,836 and 3,697,364 issued; 3,695,892 and 3,695,420 shares outstanding at September 30, 2013 and March 31, 2013, respectively)	61	61
Additional paid-in capital	55,980	55,708
Accumulated deficit	(43,685)	(44,439)
Non-controlling interest	57	141
Treasury stock, at cost (1,944 shares at September 30, 2013 and March 31, 2013)	(417)	(417)
Accumulated other comprehensive (loss)/income	(5,356)	563
Total stockholders' equity	51,758	56,735
Total liabilities and stockholders' equity	$634,814	$638,277

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	September 30,		September 30,
$ in thousands except per share data	2013	2012	2013	2012
Interest income:
Loans	$5,263	$5,486	$10,178	$11,074
Mortgage-backed securities	285	275	548	569
Investment securities	348	307	696	507
Money market investments	46	49	89	118
Total interest income	5,942	6,117	11,511	12,268

Interest expense:
Deposits	687	906	1,384	1,882
Advances and other borrowed money	290	347	603	691
Total interest expense	977	1,253	1,987	2,573

Net interest income	4,965	4,864	9,524	9,695
Provision for loan losses	(505)	560	326	784
Net interest income after provision for loan losses	5,470	4,304	9,198	8,911

Non-interest income:
Depository fees and charges	878	892	1,790	1,688
Loan fees and service charges	305	195	603	395
Gain on sale of securities	208	—	486	—
Gain on sale of loans, net	180	569	670	604
Loss on sale of real estate owned	(84)	—	(131)	(288)
New Market Tax Credit ("NMTC") fees	—	625	—	625
Lower of cost or market adjustment on loans held-for-sale	(163)	—	(232)	—
Other	253	153	520	350
Total non-interest income	1,577	2,434	3,706	3,374

Non-interest expense:
Employee compensation and benefits	2,646	2,704	5,014	5,424
Net occupancy expense	876	916	1,747	1,774
Equipment, net	209	287	384	575
Data processing	226	322	582	516
Consulting fees	92	113	212	180
Federal deposit insurance premiums	307	331	616	674
Other	2,243	2,217	3,325	4,381
Total non-interest expense	6,599	6,890	11,880	13,524

Income/(loss) before income taxes	448	(152)	1,024	(1,239)
Income tax expense	16	36	88	196
Consolidated net income/(loss)	432	(188)	936	(1,435)
Less: Net income/(loss) attributable to non-controlling interest	90	(52)	183	(936)
Net income/(loss) attributable to Carver Bancorp, Inc.	$342	$(136)	$753	$(499)

Earnings/(loss) per common share:
Basic	$0.09	$(0.04)	$0.20	$(0.14)
Diluted	$0.09	N/A	$0.20	N/A

CARVER BANCORP, INC. AND SUBSIDIARIES
Non Performing Asset Table

$ in thousands	September 2013	June 2013	March 2013	December 2012	September 2012
Loans accounted for on a non-accrual basis (1):
Gross loans receivable:
One-to-four family	$4,343	$6,666	$7,642	$7,249	$6,094
Multi-family	758	659	423	483	1,724
Commercial real estate	10,503	8,091	14,788	18,872	14,145
Construction	75	693	1,230	1,230	4,258
Business	2,457	3,350	6,505	7,718	8,717
Consumer	4	—	38	14	15
Total non-performing loans	$18,140	$19,459	$30,626	$35,566	$34,953

Other non-performing assets (2):
Real estate owned	970	946	2,386	2,996	2,119
Loans held-for-sale	7,854	9,709	13,107	18,991	26,830
Total other non-performing assets	8,824	10,655	15,493	21,987	28,949
Total non-performing assets (3):	$26,964	$30,114	$46,119	$57,553	$63,902

Non-performing loans to total loans	4.55%	5.47%	8.27%	9.76%	9.20%
Non-performing assets to total assets	4.25%	4.75%	7.23%	8.98%	10.01%

(1) Non-accrual status denotes any loan where the delinquency exceeds 90 days past due and in the opinion of management, the collection of contractual interest and/or principal is doubtful. Payments received on a non-accrual loan are either applied to the outstanding principal balance or recorded as interest income, depending on assessment of the ability to collect on the loan.

(2)  Other non-performing assets generally represent loans that the Bank is in the process of selling and has designated held-for-sale or property acquired by the Bank in settlement of loans less costs to sell (i.e., through foreclosure, repossession or as an in-substance foreclosure).  These assets are recorded at the lower of their cost or fair value.

(3)  Troubled debt restructured loans performing in accordance with their modified terms for less than six months and those not performing in accordance with their modified terms are considered non-accrual and are included in the non-accrual category in the table above. At September 30, 2013, there were $10.9 million TDR loans that have performed in accordance with their modified terms for a period of at least six months. These loans are generally considered performing loans and are not presented in the table above.

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCES

	For the Three Months Ended September 30,
	2013			2012
	Average		Average	Average		Average
$ in thousands	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Interest-Earning Assets:
Loans (1)	$371,577	$5,263	5.67%	$414,092	$5,486	5.30%
Mortgage-backed securities	58,226	285	1.96%	52,685	275	2.09%
Investment securities	60,966	266	1.75%	54,194	221	1.63%
Restricted cash deposit	6,556	—	0.03%	6,415	1	0.03%
Equity securities (2)	2,717	27	3.94%	2,525	23	3.61%
Other investments and federal funds sold	78,550	101	0.51%	79,447	111	0.55%
Total interest-earning assets	578,592	5,942	4.11%	609,358	6,117	4.01%
Non-interest-earning assets	31,753			8,820
Total assets	$610,345			$618,178

Interest-Bearing Liabilities:
Deposits:
Now demand	$25,556	$10	0.16%	$26,393	$11	0.17%
Savings and clubs	96,566	64	0.26%	99,807	66	0.26%
Money market	115,777	134	0.46%	109,341	194	0.70%
Certificates of deposit	189,380	471	0.99%	212,516	627	1.17%
Mortgagors deposits	1,853	8	1.71%	1,839	8	1.73%
Total deposits	429,132	687	0.64%	449,896	906	0.80%
Borrowed money	61,870	290	1.86%	43,906	347	3.14%
Total interest-bearing liabilities	491,002	977	0.79%	493,802	1,253	1.01%
Non-interest-bearing liabilities:
Demand	55,248			60,890
Other liabilities	7,779			8,266
Total liabilities	554,029			562,958
Non-controlling interest	(165)			(200)
Stockholders' equity	56,481			55,420
Total liabilities & stockholders' equity	$610,345			$618,178
Net interest income		$4,965			$4,864

Average interest rate spread			3.32%			3.00%

Net interest margin			3.43%			3.19%

(1) Includes non-accrual loans
(2) Includes FHLB-NY stock

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCES

	For the Six Months Ended September 30,
	2013			2012
	Average		Average	Average		Average
$ in thousands	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Interest-Earning Assets:
Loans (1)	$368,657	$10,178	5.52%	$422,185	$11,074	5.25%
Mortgage-backed securities	58,098	548	1.89%	54,015	569	2.11%
Investment securities	61,894	540	1.74%	43,099	332	1.54%
Restricted Cash Deposit	7,903	1	0.03%	6,415	1	0.03%
Equity securities (2)	2,339	46	3.92%	2,546	46	3.60%
Other investments and federal funds sold	76,328	198	0.52%	89,567	246	0.55%
Total interest-earning assets	575,219	11,511	4.00%	617,827	12,268	3.97%
Non-interest-earning assets	30,829			7,553
Total assets	$606,048			$625,380

Interest-Bearing Liabilities:
Deposits:
Now demand	$25,987	$21	0.16%	$26,500	$21	0.16%
Savings and clubs	97,278	129	0.26%	100,552	133	0.26%
Money market	115,112	265	0.46%	109,335	397	0.72%
Certificates of deposit	191,309	951	0.99%	216,364	1,312	1.21%
Mortgagors deposits	2,049	18	1.75%	2,147	19	1.77%
Total deposits	431,735	1,384	0.64%	454,898	1,882	0.83%
Borrowed money	53,482	603	2.25%	43,918	691	3.14%
Total interest-bearing liabilities	485,217	1,987	0.82%	498,816	2,573	1.03%
Non-interest-bearing liabilities:
Demand	55,856			63,033
Other liabilities	8,237			7,563
Total liabilities	549,310			569,412
Non-controlling interest	(210)			231
Stockholders' equity	56,948			55,737
Total liabilities & stockholders' equity	$606,048			$625,380
Net interest income		$9,524			$9,695

Average interest rate spread			3.18%			2.94%

Net interest margin			3.31%			3.14%

(1) Includes non-accrual loans
(2) Includes FHLB-NY stock

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED SELECTED KEY RATIOS

	Three Months Ended				Six Months Ended
	September 30,				September 30,
Selected Statistical Data:	2013		2012		2013		2012
Return on average assets (1)	0.22%		(0.09)%		0.25%		(0.16)%
Return on average stockholders' equity (2)	2.39%		(0.97)%		2.62%		(1.79)%
Net interest margin (3)	3.43%		3.19%		3.31%		3.14%
Interest rate spread (4)	3.32%		3.01%		3.18%		2.94%
Efficiency ratio (5)(10)	100.87%		94.41%		89.80%		103.48%
Operating expenses to average assets (6)	4.32%		4.46%		3.92%		4.33%
Average equity to average assets (7)	9.25%		8.97%		9.40%		8.91%

Average interest-earning assets to average interest-bearing liabilities	1.18	x	1.23	x	1.19	x	1.24	x

Basic earnings (loss) per share	$0.09		$(0.04)		$0.20		$(0.14)
Average shares outstanding	3,696,179		3,695,653		3,696,072		3,695,597

	September 30
	2013		2012
Capital Ratios:
Tier 1 leverage ratio (8)	10.53%		9.91%
Tier 1 risk-based capital ratio (8)	17.42%		15.57%
Total risk-based capital ratio (8)	19.98%		18.09%

Asset Quality Ratios:
Non performing assets to total assets (9)	4.25%		10.01%
Non performing loans to total loans receivable (9)	4.55%		9.20%
Allowance for loan losses to total loans receivable	2.36%		4.32%
Allowance for loan losses to non-performing loans	51.81%		46.94%

(1)	Net income/(loss), annualized, divided by average total assets.
(2)	Net income/(loss), annualized, divided by average total stockholders' equity.
(3)	Net interest income, annualized, divided by average interest-earning assets.
(4)	Combined weighted average interest rate earned less combined weighted average interest rate cost.
(5)	Operating expenses divided by sum of net interest income plus non-interest income.
(6)	Non-interest expenses, annualized, divided by average total assets.
(7)	Average equity divided by average assets for the period ended.
(8)	These ratios reflect consolidated bank only.
(9)	Non performing assets consist of non-accrual loans, and real estate owned.
(10)
Non-GAAP Financial Measures: In addition to evaluating Carver Bancorp's results of operations in accordance with U.S. generally accepted accounting principles ("GAAP"), management routinely supplements their evaluation with an analysis of certain non-GAAP financial measures, such as the efficiency ratio. Management believes this non-GAAP financial measure provides information useful to investors in understanding the Company's underlying operating performance and trends, and facilitates comparisons with the performance of other banks and thrifts. Further, the efficiency ratio is used by management in its assessment of financial performance, including non-interest expense control.